Exhibit 99.1

The Knot Reports Second Quarter 2010 Financial Results

—Publishing revenue grows 25% on successful print expansion—

—National online advertising grows 10%—

-Conference Call Today at 4:30 p.m. ET Dial-In (866) 430-3457 (ID# 89401741)-

NEW YORK--(BUSINESS WIRE)--August 5, 2010--The Knot, Inc. (NASDAQ: KNOT)(www.theknot.com), the premier media company devoted to weddings, nesting and babies, today reported financial results for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Summary Results

For the quarter ended June 30, 2010, The Knot reported net revenue of $30.6 million, up 4% from $29.5 million in the second quarter of 2009. Online advertising revenue grew 5% versus the prior year’s second quarter, as national online advertising grew 10% and local online advertising grew 2%. Merchandise revenue grew 4% while registry services revenue declined 34%. Publishing and other revenue increased 25% compared to the second quarter of 2009.

The anticipated decline in registry revenue, which resulted from the change in the Macy’s relationship, was more than offset by increased publishing revenue from the introduction of the first of two additional issues of The Knot weddings magazine as part of the planned increase in frequency from semiannually in 2009 to quarterly in 2010. In the second quarter of 2009, the Company did not publish a national weddings magazine.

For the quarter ended June 30, 2010, the Company’s net income was $1.2 million or $0.04 per basic share and $0.03 per diluted share, compared to a net income of $1.7 million or $0.05 per basic and diluted share in the second quarter of 2009.

The Company’s balance sheet reflects cash and cash equivalents of $124.3 million. At the end of the quarter, the Company exercised its right to receive cash from UBS for the $9.6 million of remaining auction rate securities. The Company received the $9.6 million subsequent to June 30, and, accordingly, it is classified on the balance sheet as of June 30, 2010, as a receivable, “Receivable from bank.” The Company has no debt.

“We are encouraged to see continued strength in national online advertising, and we are pleased with the success of our strategic expansion in print,” said Chief Executive Officer David Liu. “During the quarter, we soft launched our beta Chinese website, Ijie.com, a universal registry platform, GiftRegistry360.com, and a vendor reviews platform on WeddingChannel.com. Each of these exciting new products brings innovative new offerings to market and demonstrates our focus on catalyzing the Company’s most attractive market opportunities in registry services, local advertising, and in China.”

Recent Developments

  In May, the Company launched reviews of over 100,000 wedding professionals at WeddingChannel.com/reviews. The new platform allows brides to post reviews of vendors they used in their weddings, and local vendors who are paying advertisers can also participate in the conversation. Vendors who access the site but are not current advertisers are invited to sign up through a link to our self-service portal.
  In June, The Knot Wedding Network welcomed its 20 millionth member. The milestone demonstrates the strength and longevity of the Company’s marquee wedding planning sites, TheKnot.com and WeddingChannel.com, which together command over 80% of brides planning a wedding online in the US today.
  The Nest magazine launched on newsstands on July 19 with new interactive features. Both advertisements and editorial promotions featured two dimensional bar codes that readers can snap with mobile phones to see what other readers think about products and to submit user-generated content of their own. Advertisers from a wide variety of categories such as food & beverage, automotive, and financial services sponsored the issue.

Second Quarter and Year-to-Date 2010 Financial Highlights

  For the six months ended June 30, 2010, The Knot reported net revenue of $58.1 million and net income of $1.0 million or $0.03 per basic and diluted share as compared to net revenue of $53.2 million and net income of $403,000 or $0.01 per basic and diluted share in the first half of 2009. For the first half of 2010, net revenue is 9% higher than the first half of 2009.
  National online revenue was $6.1 million and $11.7 million for the three and six months ended June 30, 2010, respectively, compared to $5.6 million and $9.8 million for the corresponding periods in 2009.
  Local online revenue was $8.8 million and $17.7 million for the three and six months ended June 30, 2010, respectively, as compared to $8.6 million and $17.2 million for the corresponding periods in 2009.
  Merchandise revenue from the sale of wedding supplies was $8.4 million and $15.4 million for the three and six months ended June 30, 2010, respectively, as compared to $8.1 million and $13.3 million for the corresponding periods in 2009. Approximately $701,000 and $2.3 million in revenue for the three and six months ended June 30, 2010, respectively was due to the e-commerce acquisition that closed in early May 2009.
  Gross profit margins approximated 77% and 78% for the three and six months ended June 30, 2010, compared to 79% in both the corresponding periods in 2009.
  Operating expense was $21.2 million and $43.0 million for the three and six months ended June 30, 2010, respectively, as compared to $20.1 million and $41.3 million for corresponding periods in 2009.
  Stock-based compensation expense was $1.0 million and $2.1 million for the three and six months ended June 30, 2010, respectively, as compared to $1.1 million and $2.1 million for the corresponding periods in 2009.
  Net cash provided by operating activities was $4.5 million for the six months ended June 30, 2009, while capital expenditures amounted to $1.1 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, August 5, 2010 to discuss its second quarter 2010 financial results. Participants should dial in (866) 430-3457 Reference #89401741 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #89401741.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc., is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc., offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc., is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation that we will generate a lower level of revenue from the Macy’s relationship in 2010 compared to 2009, (viii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (ix) the dependence of WeddingChannel.com’s registry services business on third parties, and (x) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$124,337	$94,993
Short-term investments	-	36,498
Accounts receivable, net	8,581	8,704
Accounts receivable from affiliate	1,257	444
Receivable from bank	9,600	-
Inventories	4,562	2,708
Deferred production and marketing costs	801	685
Deferred tax assets, current portion	2,441	2,441
Other current assets	2,746	2,948
Total current assets	154,325	149,421

Property and equipment, net	5,592	6,148
Intangible assets, net	9,347	10,341
Goodwill	37,750	37,757
Deferred tax assets	20,585	20,588
Other assets	1,097	620
Total assets	$228,696	$224,875

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,433	$8,861
Deferred revenue	10,266	10,190
Total current liabilities	20,699	19,051
Deferred tax liabilities	3,502	3,504
Other liabilities	155	214
Total liabilities	24,356	22,769

Stockholders’ equity:
Common stock	341	337
Additional paid-in-capital	210,629	209,440
Accumulated deficit	(6,630)	(7,671)
Total stockholders’ equity	204,340	202,106
Total liabilities and stockholders’ equity	$228,696	$224,875

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$14,981	$14,217
Registry services	1,957	2,981
Merchandise	8,439	8,110
Publishing and other	5,192	4,163
Total net revenue	30,569	29,471

Cost of revenue	7,126	6,276

Gross profit	23,443	23,195

Operating expenses:
Product and content development	5,651	5,061
Sales and marketing	8,679	7,703
General and administrative	5,635	4,817
Depreciation and amortization	1,211	2,534
Total operating expenses	21,176	20,115

Income from operations	2,267	3,080

Loss in equity interest	(97)	-
Interest and other income, net	3	216

Income before income taxes	2,173	3,296
	1,021	1,602
Provision for income taxes

Net income	$1,152	$1,694

Basic earnings per share	$0.04	$0.05
Diluted earnings per share	$0.03	$0.05

Weighted average number of common shares outstanding:
Basic	32,609,641	32,096,800
Diluted	33,565,459	33,083,005

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$29,445	$27,041
Registry services	3,655	4,698
Merchandise	15,360	13,276
Publishing and other	9,612	8,173
Total net revenue	58,072	53,188

Cost of revenue	12,963	11,134

Gross profit	45,109	42,054

Operating expenses:
Product and content development	11,252	10,234
Sales and marketing	17,842	15,659
General and administrative	11,184	10,222
Depreciation and amortization	2,740	5,181
Total operating expenses	43,018	41,296

Income from operations	2,091	758

Loss in equity interest	(212)	-
Interest and other income, net	85	520

Income before income taxes	1,964	1,278
	923	875
Provision for income taxes

Net income	$1,041	$403

Basic earnings per share	$0.03	$0.01
Diluted earnings per share	$0.03	$0.01

Weighted average number of common shares outstanding:
Basic	32,486,264	31,987,842
Diluted	33,560,938	32,879,179

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com